Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated November 25, 2022, relating to the financial statements of Longaberger Licensing, LLC as of December 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

November 25, 2022